                                                                    Exhibit 99.3

MRI DEVICES CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, Except Per Share Amounts)

                                                     (Unaudited)
                                                     May 31, 2004   December 31, 2003
                                                     ------------   -----------------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                           $   6,389        $   4,054
   Trade accounts receivable, net                         12,648           13,320
   Inventories                                             6,834            6,586
   Prepaid expenses and other                                599              309
                                                       ---------        ---------
     TOTAL CURRENT ASSETS                                 26,470           24,269

Property, plant and equipment, net                         5,892            5,746

INTANGIBLE AND OTHER ASSETS
   Goodwill                                                  955              955
   Other intangibles, net                                                      88
   Other assets                                               63               80
                                                       ---------        ---------
     TOTAL ASSETS                                      $  33,380        $  31,138
                                                       =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Line of credit                                      $     299        $     299
   Accounts payable and accrued  expenses                  3,759            3,394
   Current portion of long-term debt                           -              137
                                                       ---------        ---------
     TOTAL LIABILITIES CURRENT                             4,058            3,830

LONG-TERM DEBT, less current portion                       2,794            2,713
Total Stockholders' equity                                26,528           24,595
                                                       ---------        ---------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $  33,380        $  31,138
                                                       =========        =========

                                                                    Exhibit 99.3

MRI DEVICES CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS

(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

                                                    Five Month
                                                   Period Ended
                                                   May 31, 2004
                                                   ------------

Net sales                                           $   21,292
Cost of products sold                                    8,089
                                                    ----------
Gross margin                                            13,203

Product research and development                         1,559
Selling, general and administrative                      3,614
Depreciation and amortization                              141
                                                    ----------
   Total operating expenses                              5,314

Income from operations                                   7,889

Interest and other income                                   67
Interest and other expense                                (145)
Gain on foreign currency exchange, net                      25
                                                    ----------
   Total other income (expense)                            (53)
                                                    ----------

NET INCOME                                          $    7,836
                                                    ==========

              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements give effect to our acquisition of Invivo that was closed on January
27, 2004, and our acquisition of MRI Devices Corporation (MRID) that was closed on July 16, 2004 using the purchase method of accounting.

      We derived this information from our audited consolidated financial statements as of and for the fiscal year ended May 30, 2004. Because the calendar year end of MRID differs from that of Intermagnetics' by more than 93 days, the year end of MRID has been recast to May 31, 2004. In doing so, we have derived the historical financial statements of MRID by utilizing the unaudited consolidated balance sheet as of May 31, 2004 and unaudited consolidated income statement of MRID for the seven months ended December 31, 2003, combined with the unaudited consolidated income statement for the five months ended May 31,
2004. The historical financial statements used in preparing the pro forma financial statements are summarized in the pro forma statements and should be read in conjunction with the complete historical financial statements and related notes of MRID, which are contained in Exhibit 99.1, 99.2 and 99.3 to this filing, of Invivo which are incorporated by reference herein and of
Intermagnetics, which were filed on form 10-K with the SEC on August 13, 2004 and on form 10-K/A on August 20, 2004.

      The unaudited pro forma condensed consolidated income statement for the fiscal year ended May 30, 2004, give effect to both the Invivo and MRID acquisitions as if they had been consummated as of May 26, 2003, the beginning of Intermagnetics fiscal year 2004. The unaudited pro forma condensed consolidated balance sheet as of May 30, 2004, gives effect to the MRID acquisition as if it was effective May 30, 2004. The effects of the Invivo acquisition have already been incorporated in the historical audited balance sheet of Intermagnetics and four months of its operations are included in the audited income statement of Intermagnetics. Therefore, the income statement pro forma adjustments for Invivo reflect only the eight months of operations ended
January 26, 2004.

      The pro forma adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes. The final purchase price allocation may differ and the difference may be material. We have engaged a nationally recognized valuation expert to assist us in determining fair values of identifiable assets and liabilities. The valuation of the acquired intangibles used in the accompanying pro forma financial statements was based upon preliminary assessments provided by our valuation experts.

      We are providing the unaudited pro forma condensed consolidated financial information for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the companies actually been c ombined during the periods presented or the future results that the combined company will experience. The unaudited pro forma condensed consolidated financial statements do not give effect to any cost savings or operating synergies expected to result form the acquisition or the costs to achieve such cost savings or operating synergies.